GENWORTH FINANCIAL ASSET MANAGEMENT FUNDS
FIRST AMENDMENT TO THE CUSTODY AGREEMENT

     THIS FIRST AMENDMENT dated as of December 17 , 2013, to the Custody Agreement, dated as of February 20, 2007 (the "Agreement"), is entered into by and between GENWORTH FINANCIAL ASSET MANAGEMENT FUNDS a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

     WHEREAS, the parties have entered into the Agreement; and

     WHEREAS, the parties desire to amend the fees of the Agreement; and

     WHEREAS, Article 14.2 of the Agreement allows for its amendment by a written instrument executed by all parties.

     NOW, THEREFORE, the parties agree to the following:

     Exhibit D, the fees of the Agreement, shall be superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GENWORTH FINANCIAL ASSET
MANAGEMENT FUNDS	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Carrie E. Hansen	By: /s/ Michael R. McVoy

Name: Carrie E. Hansen	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Amended Exhibit D to the Custody Agreement – Genworth Financial Asset
Management Funds

GENWORTH FINANCIAL ASSET MANAGEMENT FUNDS DOMESTIC CUSTODY SERVICES ANNUAL FEE SCHEDULE - EFFECTIVE DECEMBER , 2013

Annual fee based upon market value of fund family:
Minimum annual fee - $[  ] ([  ] fund)

CCO Support Services - $[  ] Per Year Per Fund Complex

Investment transactions (purchase, sale, exchange, tender, redemption, maturity, receipt, delivery):
$[  ] per disbursement (waived if USBFS is Administrator)
$[  ]per book entry security (depository or Federal Reserve system)
$[  ]per asset delivery transaction
$[  ]per definitive security (physical)
$[  ]per mutual fund trade
$[  ]per Euroclear
$[  ]per principal reduction on pass-through certificates
$[  ]per short sale/liability transaction
$[  ]per option/futures contract
$[  ]per variation margin
$[  ]per Fed wire deposit or withdrawal

Variable Amount Demand Notes:  Used as a short-term investment, variable amount notes offer safety and prevailing high interest rates.  Our charge, which is [  ] of [  ] %, is deducted from the variable amount note income at the time it is credited to your account.

•      A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
•  No charge for the initial conversion free receipt.
•  Overdrafts – charged to the account at prime interest rate plus [  ].

Plus Out-Of-Pocket Expenses – Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, extraordinary expenses based upon complexity, and all other out-of-pocket expenses.

Fees are billed monthly.